Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BLUE DOLPHIN REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

●  Total gross profit of $25.1 million and $45.7 million for the three and six months ended June 30, 2026, respectively

●  Net income of $17.7 million, or $1.19 per share, and $32.5 million, or $2.18 per share, for the three and six months ended June 30, 2026, respectively

●  Consolidated earnings before interest, income taxes, depreciation, and amortization (“EBITDA”) of $24.4 million and $45.1 million for the three and six months ended June 30, 2026, respectively

HOUSTON, TX / ACCESS Newswire / August 14, 2026 / Blue Dolphin Energy Company ("Blue Dolphin") (OTCQX:BDCO), an independent refiner and marketer of petroleum products in the Eagle Ford Shale region, announced its financial results for the three and six months ended June 30, 2026.

Results of Operations

Blue Dolphin reported net income of $17.7 million, or $1.19 per share, for the three months ended June 30, 2026 compared to a net loss of  $1.7 million, or a loss of $ 0.12 per share, for the three months ended June 30, 2025.  Gross profit totaled $25.1 million for the second quarter of 2026 compared to gross profit of $0.6 million for the same period in 2025. Consolidated EBITDA totaled $24.4 million in the second quarter of 2026 compared to consolidated EBITDA of $0.1 million in the second quarter of 2025.

Blue Dolphin reported net income of $32.5 million, or $2.18 per share, for the six months ended June 30, 2026 compared to net income of $0.5 million, or $ 0.03 per share, for the six months ended June 30, 2025.  Gross profit totaled $45.7 million for the six months ended June 30, 2026 compared to gross profit of $6.6 million for the same period in 2025. Consolidated EBITDA totaled $45.1 million for the six months ended June 30, 2026 compared to consolidated EBITDA of $5.1 million for the six months ended June 30, 2025.

See the tables below for a reconciliation of consolidated EBITDA.

"Blue Dolphin's disciplined operational execution within the continuing environment of geopolitical and market volatility drove strong financial results and significant cash generation in the second quarter and first half of 2026," said Jonathan P. Carroll, Chief Executive Officer of Blue Dolphin Energy Company.

Liquidity

As of June 30, 2026 Blue Dolphin had $31.7 million in cash and cash equivalents and restricted cash compared to $2.0 million at December 31, 2025.

For more information regarding Blue Dolphin's financial results for the three and six months ended June 30, 2026, see Blue Dolphin's Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission (the "SEC") on August 14, 2026.

Blue Dolphin Energy Company and Subsidiaries

Earnings Release Tables

Consolidated Results of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
	(in thousands, except per-share amounts)		(in thousands, except per-share amounts)

Total revenue from operations	$144,255	$56,583	$225,745	$140,275

Total cost of goods sold	119,155	56,033	180,075	133,652

Gross profit	25,100	550	45,670	6,623

LEH operating fee, related party	259	276	492	458
Other operating expenses	156	125	317	244
General and administrative expenses	885	704	2,057	2,059
Gain on regulatory settlement	-	-	(1,013)	-
Depreciation and amortization	74	74	148	148
Interest, net	1,123	1,552	2,505	3,016
Total cost and expenses	2,497	2,731	4,506	5,925

Income (loss) before income taxes	22,603	(2,181)	41,164	698

Income tax benefit (expense)	(4,867)	459	(8,698)	(176)

Net income (loss)	$17,736	$(1,722)	$32,466	$522

Income (loss) per common share
Basic	$1.19	$(0.12)	$2.18	$0.03
Diluted	$1.19	$(0.12)	$2.18	$0.03

	Three Months Ended June 30,
	2026				2025
	Refinery Operations	Tolling & Terminaling	Corporate & Other	Total	Refinery Operations	Tolling & Terminaling	Corporate & Other	Total
	(in thousands)

Income (loss) before income taxes	$22,906	$478	$(781)	$22,603	$(2,113)	$363	$(431)	$(2,181)

Add: depreciation and amortization	304	342	74	720	301	342	74	717
Add: interest, net	621	397	105	1,123	928	444	180	1,552

EBITDA	$23,831	$1,217	$(602)	$24,446	$(884)	$1,149	$(177)	$88

	Six Months Ended June 30,
	2026				2025
	Refinery Operations	Tolling & Terminaling	Corporate & Other	Total	Refinery Operations	Tolling & Terminaling	Corporate & Other	Total
	(in thousands)

Income (loss) before income taxes	$40,962	$875	$(673)	$41,164	$1,676	$725	$(1,703)	$698

Add: depreciation and amortization	608	683	148	1,439	599	684	148	1,431
Add: interest, net	1,475	811	219	2,505	1,764	921	331	3,016

EBITDA	$43,045	$2,369	$(306)	$45,108	$4,039	$2,330	$(1,224)	$5,145

About Blue Dolphin

Blue Dolphin is an independent downstream energy company operating in the Gulf Coast region of the United States. Subsidiaries operate a light, sweet-crude, 15,000-barrel per day crude distillation tower with over 1.25 million barrels of petroleum storage tank capacity in Nixon, Texas. Blue Dolphin formed in 1986 as a Delaware corporation and trades on the OTCQX under the ticker symbol “BDCO.” For additional information, visit Blue Dolphin's corporate website at http://www.blue-dolphin-energy.com.

Contact:

Jonathan P. Carroll

Chief Executive Officer and President

713-568-4725

Cautionary Statements Relevant to Forward-Looking Information for the Purpose of “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements relating to Blue Dolphin’s operations based on management’s current expectations, estimates, and projections about the oil and gas industry. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursue,” “may,” “can,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential,” “ambitions,” “aspires” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from those expressed or forecasted in such forward-looking statements. The reader should not rely on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Blue Dolphin undertakes no obligation to update publicly any forward-looking statements, whether because of new information, future events, or otherwise.

For a discussion of risk factors that could cause actual results to differ materially from those in the forward-looking statements, please see the factors set forth under the heading “Risk Factors” in Blue Dolphin's 2025 Annual Report on Form 10-K as filed with the SEC on March 31, 2026 and in subsequent filings with the SEC. Other unpredictable or unknown factors not discussed in this press release could also adversely affect forward-looking statements.

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